Exhibit 99.1

News Release

MEDIA:	ANALYSTS:	Corporate Affairs
Ken Herz	Steve Lackey	One Mellon Center
(412) 234-0850	(412) 234-5601	Pittsburgh, PA 15258-0001
Ron Sommer	Andy Clark
(412) 236-0082	(412) 234-4633

FOR IMMEDIATE RELEASE

MELLON’S THIRD QUARTER EARNINGS IN-LINE WITH EXPECTATIONS

— Dividend increased by 14%, HR businesses repositioned for profitability and growth —

PITTSBURGH, Oct. 21, 2003 – Mellon Financial Corporation (NYSE:MEL) today announced third quarter 2003 income from continuing operations of $153 million, or 36 cents per share. This total includes charges in the Human Resources & Investor Solutions sector (formerly the Human Resources Services sector) of $51 million pretax, which reduced third quarter earnings from continuing operations by 7 cents per share. This compares with income from continuing operations of $173 million, or 40 cents per share, in the second quarter of 2003, and $186 million, or 43 cents per share, in the third quarter of 2002. Net income for the third quarter of 2003 totaled $181 million, or 42 cents per share. This compares with net income of $175 million, or 41 cents per share, in the second quarter of 2003, and $191 million, or 44 cents per share, in the third quarter of 2002. See page 5 for summary financial data for the comparable periods.

The Corporation previously announced that plans were underway to generate expense reductions associated with the businesses that comprise Human Resources & Investor Solutions. During the third quarter, these plans were finalized and are now in the process of being implemented. The third quarter included charges of $51 million associated with severance ($30 million), software and fixed asset write-downs ($18 million) and other expenses ($3 million). These actions are expected to generate annualized expense savings of $80 million to $85 million by the fourth quarter of 2004. These initiatives have enabled the Corporation to approach this growth market with a streamlined organizational structure that provides end-to-end solutions for retirement, employee benefits, shareholder services and HR outsourcing.

Below are key comparisons of the Corporation’s performance in the third quarter of 2003 compared with the second quarter of 2003 (percentage changes are unannualized).

•	Total fee revenue in the third quarter of 2003 was $906 million, an increase of 6 percent from the second quarter of 2003. The principal components of the increase were higher revenues related to cash management ($24 million), investment management ($14 million) and foreign exchange trading ($14 million). In addition, equity investment revenue totaled $3 million during the third quarter of 2003 compared to a loss of $18 million in the prior quarter. The increase in cash management principally reflects the change during the quarter in the payment methodology from net interest revenue to fees, for services provided to the Department of the Treasury ($19 million). Excluding this change in payment methodology, fee revenues in the third quarter increased by 4 percent. Partially offsetting these increases were seasonally lower levels of out-of-pocket reimbursements ($9 million) and securities lending revenues ($6 million) as well as lower financing-related revenues ($8 million).

•	Trust and investment fee revenue in the third quarter of 2003 was $707 million, a decline of 1 percent from the second quarter of 2003. The decline was due to seasonally lower out-of-pocket reimbursements and securities lending revenue, and was partially offset by higher investment management fees.

Mellon Reports Earnings

Oct. 21, 2003

•	Assets under management increased $13 billion to $625 billion at Sept. 30, 2003, from $612 billion at June 30, 2003. This increase reflects a combination of market appreciation and net long-term inflows of $19 billion that were partially offset by net outflows of money market assets of $7 billion. Assets under administration or custody increased by $101 billion to $2.611 trillion at Sept. 30, 2003.

•	Net interest revenue in the third quarter of 2003 totaled $134 million, a decrease of $30 million compared to the second quarter of 2003. The decrease related to the combination of the change in the payment methodology for cash management services, as well as the continued reduction in large corporate loans and the sales and prepayment of higher coupon mortgage-backed securities as a result of the lower interest rate environment.

•	Total revenues in the third quarter of 2003 were $1.058 billion, an increase of 2 percent compared to the second quarter of 2003.

•	Staff expense in the third quarter of 2003 totaled $498 million, an increase of $38 million compared to the second quarter of 2003. Included in the third quarter results was severance expense of $34 million, of which $30 million related to Human Resources & Investor Solutions (HR&IS). Excluding the impact of severance, which totaled $7 million in the second quarter of 2003, base compensation expense was $1 million lower compared with the second quarter of 2003, as the impact of merit increases ($4 million) was offset by lower headcount. During this period, the headcount of the Corporation declined by 400 to 21,300. Through the first nine months of 2003, the Corporation has reduced headcount by 5 percent, or 1,200. Incentives rose by $11 million, reflecting an increase in fee revenues and new business sales.

•	Non-staff expenses in the third quarter of 2003 totaled $339 million, an increase of $16 million compared to the second quarter of 2003. This amount included $21 million of charges ($18 million related to software and fixed asset write-downs and $3 million other expenses) recorded in the HR&IS sector. Partially offsetting the increase were lower seasonal reimbursable out-of-pocket expenses ($9 million) compared to the prior quarter. Excluding these items, non-staff expenses were up $4 million, or 1 percent, compared with the prior quarter.

•	The Corporation’s pre-tax operating margin, including the charges in the HR&IS sector, was 22 percent compared to 25 percent in the prior quarter. The charges in the HR&IS sector reduced the Corporation’s third quarter 2003 pre-tax margin by 5 percent. The pre-tax margin of the Asset Management group remained unchanged at 32 percent. The pre-tax margin of Corporate & Institutional Services, including the charges in HR&IS, declined to 12 percent from 21 percent in the prior quarter. The charges in the HR&IS sector reduced the pre-tax margin of the Corporate & Institutional Services group by 8 percent.

•	The effective tax rate was approximately 31 percent for the third quarter of 2003, approximately 31.5 percent for the first nine months of 2003, and is expected to be approximately 31.5 percent for the fourth quarter of 2003.

•	The Corporation continued to reduce its credit risk profile. Total loans and commitments declined by $947 million during the third quarter of 2003. There was no net provision for credit losses during the third quarter of 2003. Recoveries exceeded credit losses by $2 million. During this period, the level of nonperforming assets increased by $2 million to $63 million.

Mellon Reports Earnings

Oct. 21, 2003

•	The tangible common equity ratio was 6.18 percent at Sept. 30, 2003, compared to 5.13 percent at June 30, 2003. The increase was due to lower end-of-period assets and an increased level of retained earnings.

The Corporation increased its quarterly common stock dividend by 2 cents to 16 cents per share. This cash dividend is payable on Friday, Nov. 14, 2003, to shareholders of record at the close of business on Friday, Oct. 31, 2003.

“The third quarter reflects continued momentum in the growth of our fee revenues driven by increases in our Asset Management, Asset Servicing and Cash Management businesses as well as continued aggressive expense management. Based on this performance, the Corporation has announced a 14 percent increase in the dividend to our shareholders. Over the past twelve months we have raised the dividend by more than 33 percent,” said Martin G. McGuinn, Mellon chairman and chief executive officer. “We continue to be focused on improving our performance. During the third quarter we implemented a number of actions to reposition our HR businesses for stronger profitability and growth. On October 1, 2003, we announced that our integrated human resources and investor services businesses would operate in the market utilizing the Mellon brand. Renamed Human Resources & Investor Solutions, this business sector reflects the unique value proposition for our clients as well as our strong market positions in global benefit consulting and outsourcing and shareholder services.”

All information in this earnings release is reported on a continuing operations basis, before the cumulative effect of a change in accounting principle recorded in the first quarter of 2003, unless otherwise noted. Net income amounts include the results of discontinued operations, discussed further on page 24.

Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world’s leading providers of financial services for institutions, corporations and high net worth individuals, providing institutional asset management, mutual funds, private wealth management, asset servicing, human resources services and treasury services. Mellon has approximately $3.2 trillion in assets under management, administration or custody, including $625 billion under management. Its asset management companies include The Dreyfus Corporation and U.K.-based Newton Investment Management Limited. News and other information about Mellon is available at www.mellon.com.

Martin G. McGuinn, chairman and chief executive officer; Steven G. Elliott, senior vice chairman; and Michael A. Bryson, chief financial officer, will host a conference call and simultaneous webcast at 2:30 p.m. EDT on Tuesday, Oct. 21, 2003. This conference call and webcast will include forward-looking information and may include other material information. Persons wishing to access the conference call and webcast may do so by dialing (888) 895-5479 (U.S.) and (847) 619-6250 (international) or by logging on to www.mellon.com. A series of graphics related to the topics to be discussed in the conference call and webcast will be available at www.mellon.com beginning at approximately 1 p.m. EDT on Oct. 21, 2003. Replays of the conference call and webcast will be available beginning Oct. 21, 2003 at approximately 6 p.m. EDT until Tuesday, Nov. 4, 2003 at 5 p.m. EST by dialing (800) 479-6248 (U.S.) or (402) 220-5162 (international). The archived version of the conference call, webcast and related graphics will also be available at www.mellon.com for the same time period.

Mellon Reports Earnings

Oct. 21, 2003

This earnings release contains statements relating to future results of the Corporation that are considered “forward-looking statements.” These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things, results of charges in the HR&IS sector, effective tax rates; the impact on investment management fees of changes in the Standard & Poor’s 500 Index; planned reduction of positions; and annual occupancy expense. These forward-looking statements, and other forward-looking statements contained in other public disclosures of the Corporation which make reference to the cautionary factors contained in this earnings release, are based on assumptions that involve risks and uncertainties and that are subject to change based on various important factors (some of which are beyond the Corporation’s control). Actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to, the level of tax-free income; changes in the mix of assets under management; and change in the relevant benchmark to measure changes in investment management fees as well as other risks and uncertainties detailed elsewhere in this earnings release and in the Corporation’s Annual Report on Form 10-K for the year ended Dec. 31, 2002, and in subsequent reports filed by the Corporation with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. All statements speak only as of Oct. 21, 2003, and the Corporation undertakes no obligation to update any statement to reflect events or circumstances after Oct. 21, 2003, or to reflect the occurrence of unanticipated events.

Note: Detailed supplemental financial information follows.

Mellon Reports Earnings

Oct. 21, 2003

SUMMARY FINANCIAL DATA

Mellon Financial Corporation

	Quarter ended			Nine months ended
(dollar amounts in millions, except per share amounts; common shares in thousands)	Sept. 30, 2003	June 30, 2003	Sept. 30, 2002	Sept. 30, 2003	Sept. 30, 2002

Continuing operations (a):
Diluted earnings per share	$ .36	$ .40	$ .43	$ 1.14	$ 1.14
Income from continuing operations	$ 153	$ 173	$ 186	$ 493	$ 503
Return on equity (annualized)	17.2%	19.5%	22.6%	18.8%	20.0%

Net income (b):
Diluted earnings per share	$ .42	$ .41	$ .44	$ 1.20	$ 1.17
Net income	$ 181	$ 175	$ 191	$ 517	$ 516
Return on equity (annualized)	20.4%	19.7%	23.1%	19.8%	20.5%

Noninterest revenue	$ 924	$ 874	$ 884	$ 2,650	$ 2,750
Net interest revenue	134	164	156	454	464

Total revenue	$ 1,058	$ 1,038	$ 1,040	$ 3,104	$ 3,214

Pre-tax operating margin (FTE)	22%	25%	28%	24%	25%

Average common shares and equivalents outstanding:
Basic	426,183	431,253	432,674	426,856	438,051
Diluted	431,335	433,304	434,993	431,316	441,104

Average balances

Money market investments	$ 3,066	$ 2,765	$ 2,344	$ 2,984	$ 2,335
Trading account securities	693	761	738	755	725
Securities	10,882	11,655	10,467	11,423	9,975

Total money market investments and securities	14,641	15,181	13,549	15,162	13,035
Loans	7,425	7,915	9,836	7,848	9,522
Funds allocated to discontinued operations	-	-	-	-	245

Total interest-earning assets	22,066	23,096	23,385	23,010	22,802
Total assets	33,449	34,339	34,175	34,340	33,540
Deposits	19,185	19,067	19,924	19,868	18,443
Total shareholders’ equity	3,519	3,554	3,270	3,495	3,358

(a)	Continuing operations results for the first nine months of 2003 exclude the cumulative effect of a change in accounting principle, as discussed further on page 24.
(b)	Net income amounts include results of discontinued operations, discussed further on page 24.

Note:  Throughout this earnings release, all calculations are based on unrounded numbers. FTE denotes presentation on a fully taxable equivalent basis.

Mellon Reports Earnings

Oct. 21, 2003

Noninterest Revenue

	Quarter ended			Nine months ended
(dollar amounts in millions, unless otherwise noted)	Sept. 30, 2003	June 30, 2003	Sept. 30, 2002	Sept. 30, 2003	Sept. 30, 2002

Trust and investment fee revenue (a):
Investment management	$ 348	$ 334	$ 340	$1,000	$1,065
Human resources & investor solutions	229	245	232	714	765
Institutional trust and custody	114	116	122	339	364
Securities lending revenue	16	22	16	53	59

Total trust and investment fee revenue	707	717	710	2,106	2,253
Cash management revenue	98	74	72	247	211
Foreign exchange revenue	42	28	44	108	116
Securities trading revenue	13	4	14	22	24
Financing-related revenue	30	38	34	100	106
Equity investment revenue	3	(18)	(23)	(12)	(7)
Other revenue	13	10	5	29	19

Total fee and other revenue	906	853	856	2,600	2,722
Gains on sales of securities	18	21	28	50	28

Total noninterest revenue	$ 924	$ 874	$ 884	$2,650	$2,750

Fee revenue as a percentage of fee and net interest revenue (FTE)	87%	84%	84%	85%	85%
Trust and investment fee revenue as a percentage of fee and net interest revenue (FTE)	67%	69%	69%	68%	70%

Market value of assets under management at period end (in billions)	$ 625	$ 612	$ 562
Market value of assets under administration or custody at period end (in billions)	$2,611	$2,510	$2,209

S&P 500 Index – period end	996	975	815	996	815
S&P 500 Index – daily average	1,000	938	895	934	1,031

(a)	Amounts do not necessarily agree with those presented in Business Sectors on page 16, which include net interest revenue (expense) and revenue transferred between sectors under revenue transfer agreements. Additionally, sector amounts are reported on a fully taxable equivalent (FTE) basis.

Note:  For analytical purposes, the term “fee revenue,” as utilized throughout this earnings release, is defined as total noninterest revenue less gains on the sales of securities.

Fee revenue

Fee revenue of $906 million in the third quarter of 2003 increased $53 million, or 6% (unannualized), from the second quarter of 2003, primarily due to an increase in cash management, investment management, and foreign exchange revenue as well as higher equity investment revenue. The increase in cash management revenue primarily reflects a classification change from net interest revenue to fee revenue, as discussed further under the applicable categories on the following pages. Excluding the impact of this classification change, fee revenue increased 4% compared with the second quarter of 2003. Trust and investment fee revenue decreased 1%, as a 4% increase in investment management fees from improved equity markets and net new business was more than offset by lower HR&IS fee revenue, primarily due to lower seasonal out-of-pocket expense reimbursements, and a seasonal decline in securities lending revenue.

Mellon Reports Earnings

Oct. 21, 2003

Fee revenue increased $50 million, or 6%, in the third quarter of 2003 from $856 million in the third quarter of 2002, primarily due to higher cash management fee revenue and equity investment revenue. Trust and investment fee revenue decreased $3 million, primarily due to an improvement in the equity markets which was more than offset by the Dec. 31, 2002 formation of the global custody joint venture ABN AMRO Mellon Global Securities Services B.V., and lower HR&IS revenue. The formation of this joint venture resulted in an $11 million reduction in fee revenue in the third quarter 2003 compared with the third quarter 2002.

Investment management fee revenue

Investment management fee revenue increased $14 million, or 4% (unannualized), in the third quarter of 2003 compared with the second quarter 2003, reflecting higher mutual fund, institutional and private client management fees, and increased $8 million, or 3%, compared with the third quarter of 2002, primarily resulting from higher institutional and private client management fees, offset in part by lower mutual fund management fees. Of the $14 million increase compared with the second quarter of 2003, $7 million is from the estimated impact of improved equity markets, and the remaining increase is from net new business and the impact of one additional day in the quarter. Of the $8 million increase compared with the third quarter of 2002, $14 million is from the estimated impact of improved equity markets and $2 million is from higher performance fees, partially offset by net outflows in money market mutual funds. Performance fees are earned by investment managers as the investment performance of their products exceeds various benchmarks. Performance fees totaled $8 million in the third quarter of 2003 compared with $8 million in the second quarter of 2003 and $6 million in the third quarter of 2002, and are included in institutional investment management fees.

The Corporation estimates that a sustained (one-year) 100-point change in the S&P 500 Index, when applied to the Corporation’s mix of assets under management, would result in a change of approximately $40 million to $50 million annually in investment management fees. For any given quarterly reporting period, the actual impact may vary from what might be estimated using that sensitivity, since Institutional Asset Management records investment management revenue based on quarter-end asset levels, Mutual Funds based on daily levels and Private Wealth based on prior months’ levels. The actual impact will also vary with changes in asset mix, the timing of flows, the relationship of other benchmarks used versus the S&P 500 Index and other factors. The relevant changes in the S&P 500 Index for the third quarter of 2003 compared with prior quarters is as follows.

S&P 500 Index	Quarter ended			Sept. 30, 2003 compared with
	Sept. 30,	June 30,	Sept. 30,	June 30, 2003		Sept. 30, 2002
	2003	2003	2002	Index	Percentage	Index	Percentage

Period-end	996	975	815	21	2.2%	181	22.2%
Daily average	1,000	938	895	62	6.7%	105	11.7%

Mellon Reports Earnings

Oct. 21, 2003

Mutual fund management fees are based upon the daily average net assets of each fund. The average net assets of proprietary mutual funds managed in the third quarter of 2003 were $176 billion, an increase of $1 billion, or less than 1%, compared with the second quarter of 2003. Proprietary equity funds averaged $39 billion in the third quarter of 2003, an increase of $2 billion, or 8%, compared with $37 billion in the second quarter of 2003. As shown in the following table, total managed mutual fund fees increased $6 million in the third quarter of 2003 compared with the second quarter of 2003 primarily due to a $6 million increase in proprietary equity mutual funds.

The average net assets of proprietary mutual funds managed in the third quarter of 2003 of $176 billion decreased $17 billion, or 9%, from $193 billion in the third quarter of 2002, primarily reflecting a lower average level of money market funds. Average proprietary equity funds increased $1 billion, or 4%, to $39 billion in the third quarter of 2003, from $38 billion in the third quarter of 2002. Total managed mutual fund fees decreased $8 million in the third quarter of 2003 compared with the third quarter of 2002 primarily due to an $11 million decrease in fees from proprietary money market funds.

Investment management fee revenue	Quarter ended			Nine months ended
(in millions)	Sept. 30, 2003	June 30, 2003	Sept. 30, 2002	Sept. 30, 2003	Sept. 30, 2002

Managed mutual funds (a):
Equity funds	$ 61	$ 55	$ 58	$ 167	$ 197
Money market funds	68	68	79	209	233
Bond and fixed-income funds	38	39	38	112	108
Nonproprietary	9	8	9	26	26

Total managed mutual funds	176	170	184	514	564
Institutional	90	86	78	249	261
Private clients	82	78	78	237	240

Total investment management fee revenue	$348	$334	$340	$1,000	$1,065

(a)	Net of mutual fund fees waived and fund expense reimbursements of $10 million, $10 million and $9 million at Sept. 30, 2003, June 30, 2003, and Sept. 30, 2002, respectively and $30 million and $29 million for the nine months ended Sept. 30, 2003, and Sept. 30, 2002, respectively.

Mellon Reports Earnings

Oct. 21, 2003

As shown in the following table, the market value of assets under management was $625 billion at Sept. 30, 2003, a $13 billion, or 2% (unannualized), increase from $612 billion at June 30, 2003, and a $63 billion, or 11%, increase from $562 billion at Sept. 30, 2002. The $625 billion of assets managed were comprised as follows: 34% equities; 27% money market; 21% fixed income; 10% securities lending cash collateral; and 8% overlay and global fixed-income products.

Market value of assets under management at period end
(in billions)	Sept. 30, 2003		June 30, 2003	March 31, 2003	Dec. 31, 2002	Sept. 30, 2002

Mutual funds managed:
Equity funds	$ 41		$ 38	$ 33	$ 36	$ 34
Money market funds	105		117	115	126	125
Bond and fixed-income funds	26		27	27	27	27
Nonproprietary	24	(a)	21	18	18	17

Total mutual funds managed	196		203	193	207	203
Institutional (b)	375	(a)	356	326	326	313
Private clients	54		53	47	48	46

Total market value of assets under management	$625		$612	$566	$581	$562

S&P 500 Index – period end	996		975	848	880	815
S&P 500 Index – daily average	1,000		938	861	887	895

(a)	At Sept. 30, 2003, the combined market values of $24 billion of nonproprietary mutual funds and $375 billion of institutional assets managed, by asset type, were as follows: $122 billion money market (which includes securities lending assets of $64 billion), $115 billion equities, $84 billion fixed income, $51 billion in overlay and global fixed-income products, and $27 billion balanced, for a total of $399 billion.
(b)	Includes assets managed at Pareto Partners of $37 billion at Sept. 30, 2003, $35 billion at June 30, 2003, $30 billion at March 31, 2003, $32 billion at Dec. 31, 2002, and $32 billion at Sept. 30, 2002. The Corporation has a 30% equity interest in Pareto Partners, which is accounted for under the equity method of accounting.

Changes in market value of assets under management (in billions)	Third quarter 2003	Sept. 30, 2002 to Sept. 30, 2003

Market value of assets under management at beginning of period	$612	$562
Net inflows (outflows) (a):
Long-term	8	17
Money market	(7)	(3)

Total net inflows	1	14
Net market appreciation (a)	11	47
Acquisitions	1	2

Market value of assets under management at Sept. 30, 2003	$625	$625

(a)	Preliminary.

Institutional trust and custody revenue

Institutional trust and custody fees are dependent on a number of factors including the level of assets administered and under custody, the volume of transactions in the accounts, and the types and frequency of ancillary services provided to the customers such as performance analytics. Institutional trust and custody revenue decreased $2 million, or 2% (unannualized), in the third quarter of 2003 compared to the second quarter of 2003, and $8 million, or 8%, compared with the third quarter of 2002. The decrease compared with the second quarter of 2003 was primarily due to lower equity income from joint ventures as a result of a

Mellon Reports Earnings

Oct. 21, 2003

seasonal decrease in securities lending revenue in the joint ventures. The decrease compared with the third quarter 2002 was principally due to the formation of the ABN AMRO Mellon global custody joint venture on Dec. 31, 2002. Excluding the impact of the joint venture, institutional trust and custody fees were essentially flat compared with the third quarter of 2002, reflecting the impact of net new business offset by a slowdown in spending for professional and license fees for software products offered by Eagle Investment Systems.

As shown in the following table, assets under administration or custody totaled $2.611 trillion at Sept. 30, 2003, an increase of $101 billion, or 4% (unannualized), compared with $2.510 trillion at June 30, 2003 and $402 billion, or 18%, compared with $2.209 trillion at Sept. 30, 2002. The increase compared with June 30, 2003 resulted from market appreciation and the positive effect of favorable foreign exchange rates.

Market value of assets under administration or custody at period end
(in billions)	Sept. 30, 2003	June 30, 2003	March 31, 2003	Dec. 31, 2002	Sept. 30, 2002

Market value of assets under administration or custody (a)(b)	$2,611	$2,510	$2,300	$2,276	$2,209

S&P 500 Index - period end	996	975	848	880	815
S&P 500 Index - daily average	1,000	938	861	887	895

(a)	Includes $390 billion of assets at Sept. 30, 2003; $382 billion at June 30, 2003; $327 billion at March 31, 2003; $322 billion at Dec. 31, 2002; and $315 billion at Sept. 30, 2002, under administration or custody by CIBC Mellon Global Securities Services, a joint venture between the Corporation and the Canadian Imperial Bank of Commerce.
(b)	Assets under administration or custody by ABN AMRO Mellon Global Securities Services B.V., a joint venture of the Corporation and ABN AMRO, included in the table above, were $272 billion at Sept. 30, 2003; $262 billion at June 30, 2003; $218 billion at March 31, 2003 and $221 billion at Dec. 31, 2002. Assets under administration or custody by ABN AMRO Mellon, a previous strategic alliance of the Corporation and ABN AMRO, included in the table above, were $157 billion at Sept. 30, 2002.

Securities lending revenue

Securities lending revenue totaled $16 million in the third quarter of 2003 compared with $22 million in the second quarter of 2003 and $16 million in the third quarter of 2002. The decrease compared with the second quarter of 2003 primarily resulted from lower international equity lending revenue due to seasonality. This was partially offset by higher domestic volumes. The average level of securities on loan totaled $66 billion in the third quarter of 2003 compared with $67 billion in the second quarter of 2003 and $56 billion in the third quarter of 2002.

Human resources & investor solutions fee revenue

HR&IS fee revenue generated from consulting, outsourcing and investor services totaled $229 million in the third quarter of 2003, a decrease of $16 million, or 7% (unannualized), from the second quarter of 2003, primarily due to an $8 million reduction in seasonal out-of-pocket expense reimbursements from clients, as well as lower revenues from investor services. HR&IS fee revenue decreased $3 million, or 1%, from the third quarter of 2002. This decrease resulted from lower outsourcing revenues, reflecting the loss of revenues from former Unifi Network customers that had indicated their decision to terminate business prior to the closing of the acquisition in 2002.

Mellon Reports Earnings

Oct. 21, 2003

Cash management revenue

Cash management fee revenue of $98 million in the third quarter of 2003 increased $24 million compared with the second quarter of 2003, and increased $26 million compared with the third quarter of 2002. These increases primarily resulted from a change in the manner in which the Corporation was paid for cash management services by the Department of the Treasury, a major cash management customer, beginning in mid-July 2003. This revenue, which totaled $19 million in the third quarter of 2003, was previously recorded as net interest revenue because it was paid via compensating balance earnings. Excluding the impact of this classification change, cash management fee revenue increased 6% compared with the second quarter of 2003 and 11% compared with the third quarter of 2002. Cash management revenue in the third quarter of 2003 compared with the third quarter of 2002 was also favorably impacted by higher volumes of electronic services.

Foreign exchange revenue

Foreign exchange revenue totaled $42 million in the third quarter of 2003, a $14 million, or 53% (unannualized), increase compared with the second quarter of 2003, due to higher levels of client volumes and higher volatility. In addition, the second quarter of 2003 was impacted by costs associated with hedging specific customer-driven option contracts during a period of market volatility. Foreign exchange revenue decreased $2 million, or 4%, compared with the third quarter of 2002.

Securities trading revenue

Securities trading revenue totaled $13 million in the third quarter of 2003, a $9 million increase compared with the second quarter of 2003, and a $1 million decrease compared with the third quarter of 2002. The third quarter of 2003 compared with the second quarter of 2003 reflects improved trading performance and a gain of $3 million resulting from the fair market value adjustment of credit default swaps.

Financing-related revenue

Financing-related revenue primarily includes loan commitment fees; letters of credit and acceptance fees; gains or losses on securitizations, loan sales and lease residuals; and returns from corporate-owned life insurance. Financing-related revenue totaled $30 million in the third quarter of 2003, a decrease of $8 million, or 23% (unannualized), compared with the second quarter of 2003, and $4 million, or 13%, compared with the third quarter of 2002. The decrease compared with the second quarter of 2003 primarily reflects write-downs on lease residuals and lower revenue on corporate-owned life insurance.

Equity investment revenue

Equity investment revenue, which includes realized and unrealized gains and losses on venture capital and non-venture capital investments, totaled $3 million in the third quarter of 2003 compared with a loss of $18 million in the second quarter of 2003 and a loss of $23 million in the third quarter of 2002. Net gains from venture capital activities totaled $2 million in the third quarter of 2003 primarily resulting from realized gains on direct investments. Results from venture capital activity were a net loss of $13 million in the second quarter of 2003 and a net loss of $28 million in the third quarter of 2002. Equity income from non-venture capital investments accounted for under the equity method of accounting, and gains (losses) from other equity investments totaled a gain of $1 million in the third quarter of 2003 compared with a loss of $5 million in the second quarter of 2003 and a gain of $5 million in the third quarter of 2002.

Mellon Reports Earnings

Oct. 21, 2003

Gains on sales of securities

The gains on the sales of securities of $18 million in the third quarter of 2003 resulted from the sale of mortgage-backed securities. At Sept. 30, 2003, net unrealized gains remaining in the Corporation’s available for sale portfolio were $90 million, compared with $201 million at June 30, 2003, primarily due to higher yields in the mortgage-backed securities market.

Year-to-date 2003 compared with year-to-date 2002

Fee revenue for the first nine months of 2003 totaled $2.600 billion, a $122 million, or 4%, decrease compared with the first nine months of 2002, primarily due to a $147 million, or 7%, decrease in trust and investment fee revenue, partially offset by a $36 million increase in cash management revenue. The decrease in trust and investment fee revenue primarily resulted from: a $65 million decrease in investment management fee revenue, due in large part to a lower average level of proprietary mutual fund assets under management; a $51 million decrease in HR&IS revenue reflecting the loss of revenues from former Unifi Network customers that had indicated their decision to terminate business prior to the closing of the acquisition in 2002, lower volumes due to fewer clients and benefit plan participants, and a slowdown in discretionary consulting spending by large corporate customers; and the Dec. 31, 2002, formation of the global custody joint venture ABN AMRO Mellon Global Securities Services B.V., which resulted in a $25 million reduction in fee revenue in the first nine months of 2003 compared with the first nine months of 2002. The increase in cash management revenue primarily resulted from the change in the manner in which the Corporation was paid for cash management services by the Department of the Treasury, beginning in mid-July 2003, as well as higher volumes of electronic services.

Gross joint venture fee revenue (supplemental information)

The Corporation accounts for its interests in joint ventures under the equity method of accounting, with its share of the net results recorded primarily as trust and investment fee revenue. The Corporation’s portions of gross joint venture fee revenue and expenses are not included in the Corporation’s reported fee revenue and operating expense. The following table presents the components of gross joint venture fee revenue for informational purposes to show the trend of revenue growth in the Corporation’s joint ventures. The decrease in trust and investment gross joint venture fee revenue in the third quarter of 2003 compared with the second quarter of 2003 primarily resulted from the seasonal decline in securities lending revenues in the joint ventures.

Gross joint venture fee revenue	Quarter ended					Nine months ended
(in millions)	Sept. 30, 2003	(a)	June 30, 2003	(a)	Sept. 30, 2002	Sept. 30, 2003	(a)	Sept. 30, 2002

Trust and investment gross joint venture fee revenue	$ 97		$107		$71	$302		$215
Foreign exchange gross joint venture fee revenue	8		8		6	22		14

Total gross joint venture fee revenue	$105		$115		$77	$324		$229

(a)	Includes results of the joint venture with ABN AMRO, which was formed on Dec. 31, 2002, and which is accounted for under the equity method of accounting beginning in 2003.

Mellon Reports Earnings

Oct. 21, 2003

Net Interest Revenue

	Quarter ended			Nine months ended
(dollar amounts in millions)	Sept. 30, 2003	June 30, 2003	Sept. 30, 2002	Sept. 30, 2003	Sept. 30, 2002

Net interest revenue (FTE)	$ 138	$ 168	$ 159	$ 466	$ 473
Net interest margin (FTE)	2.48%	2.94%	2.72%	2.72%	2.79%
Average money market investments	$ 3,066	$ 2,765	$2,344	$ 2,984	$ 2,335
Average trading account securities	693	761	738	755	725
Average securities	10,882	11,655	10,467	11,423	9,975
Average loans	7,425	7,915	9,836	7,848	9,522
Funds allocated to discontinued operations	-	-	-	-	245

Average interest-earning assets	$22,066	$23,096	$23,385	$23,010	$22,802

Note: FTE denotes presentation on a fully taxable equivalent basis.

Net interest revenue on a fully taxable equivalent basis decreased $30 million in the third quarter of 2003 compared with the second quarter of 2003, and $21 million compared with the third quarter of 2002. The decreases primarily resulted from the combination of the change in the manner in which the Corporation was paid for cash management services by the Department of the Treasury beginning in mid-July 2003, as well as the continued reduction in large corporate loans and the sales and prepayment of higher coupon mortgage-backed securities as a result of the lower interest rate environment. The revenue from the Department of the Treasury, which totaled $19 million in the third quarter of 2003, is now recorded as cash management fee revenue. Net interest revenue also decreased due to the impact of the Dec. 31, 2002, formation of the ABN AMRO Mellon global custody joint venture, which resulted in a $4 million reduction in net interest revenue compared with the third quarter of 2002. Excluding the revenue earned from the Department of the Treasury and the impact of ABN AMRO Mellon, net interest revenue and margins would have been $138 million and 2.49%, $149 million and 2.61%, and $151 million and 2.59% for the quarters ended Sept. 30, 2003, June 30, 2003 and Sept. 30, 2002, respectively.

Net interest revenue on a fully taxable equivalent basis decreased $7 million, or 2%, in the first nine months of 2003 compared with the first nine months of 2002, primarily resulting from the third quarter 2003 change in the manner in which the Department of the Treasury is paying for cash management services, and a $13 million reduction due to the formation of the ABN AMRO joint venture, partially offset by a higher level of interest-earning assets. Excluding the revenue earned from the Department of the Treasury and the impact of ABN AMRO Mellon, net interest revenue and margins would have been $445 million and 2.60% and $445 million and 2.62% for the nine months ended Sept. 30, 2003 and Sept. 30, 2002, respectively.

Mellon Reports Earnings

Oct. 21, 2003

Operating Expense

	Quarter ended			Nine months ended
(dollar amounts in millions)	Sept. 30, 2003	June 30, 2003	Sept. 30, 2002	Sept. 30, 2003	Sept. 30, 2002

Staff expense:
Compensation	$350	$324	$322	$1,001	$ 969
Incentive (a)	89	78	85	234	296
Employee benefits	59	58	33	176	109

Total staff expense	$498	$460	$440	$1,411	$1,374
Professional, legal and other purchased services	109	109	105	310	282
Net occupancy expense	68	65	63	197	186
Equipment expense	70	50	51	174	160
Business development	27	26	32	78	98
Communications expense	24	29	25	80	83
Amortization of other intangible assets	5	4	3	14	10
Other expense	36	40	37	114	95

Total operating expense	$837	$783	$756	$2,378	$2,288

Average full-time equivalent staff	22,400	23,000	24,300	23,000	24,100
Period-end headcount (b)	21,300	21,700	22,900	21,300	22,900

(a)	Effective Jan. 1, 2003, the Corporation began recording an expense for the estimated fair value of stock options using the prospective method under transitional guidance provided in the Statement of Financial Accounting Standards (SFAS) No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure.” Stock option expense totaled less than $1 million in the third quarter of 2003 and approximately $2 million in the first nine months of 2003.
(b)	Period-end headcount does not include the equivalent staff impact of temporaries, contractors or overtime, which are included in average full-time equivalent staff. The decrease in average full-time equivalent staff in the third quarter of 2003 compared to both the second quarter of 2003 and the third quarter of 2002 exceeded the decrease in period-end headcount for the same comparable periods due to lower levels of temporaries, contractors and overtime.

Operating expense totaled $837 million in the third quarter of 2003, an increase of $54 million, or 7% (unannualized), compared with the second quarter of 2003. This increase primarily resulted from the recording of $51 million of expenses in the Corporation’s HR&IS sector (formerly the Human Resources Services sector) discussed previously, consisting of $30 million of severance expense (included in compensation expense in the table above), $18 million of software and fixed asset write-downs (included in equipment expense in the table above) and $3 million of other expense. Excluding these expenses, operating expense increased $3 million in the third quarter of 2003 compared with the second quarter of 2003. This increase primarily resulted from an $11 million increase in incentive expense, partially offset by a $9 million decrease in out-of-pocket client reimbursable expenses. Reimbursable out-of-pocket expenses, the reimbursement of which is recorded in revenue, totaled $22 million in the third quarter of 2003 compared with $31 million in the second quarter of 2003 and $24 million in the third quarter of 2002. Severance expense totaled $34 million in the third quarter of 2003, including the $30 million for the HR&IS sector, compared with $7 million in the second quarter of 2003. The $34 million charge for severance expense relates to a planned reduction of approximately 1,350 positions, approximately 100 of which had occurred by Sept. 30, 2003. Base compensation expense, excluding severance expense, was $1 million lower compared with the second quarter of 2003, as the impact of July 1, 2003, merit increases of $4 million per quarter was offset by the impact of a lower headcount.

Mellon Reports Earnings

Oct. 21, 2003

Operating expense increased $81 million, or 11%, compared with the third quarter of 2002 primarily due to the expenses recorded in the HR&IS sector discussed above, as well as higher employee benefits expense for pension and medical benefits, an increase in professional, legal and other purchased services, higher other severance, higher occupancy expense and a $5 million translation impact from the weaker dollar on non-U.S. expenses. The increase was partially offset by the impact of the formation of the ABN AMRO Mellon joint venture, which resulted in a $6 million reduction in operating expense compared with the third quarter of 2002. Base compensation expense, excluding severance expense, was $9 million lower compared with the third quarter of 2002 reflecting a reduction in headcount of approximately 1,600, the impact of which more than offset the $4 million of merit increases granted in the third quarter of 2003.

Operating expense for the first nine months of 2003 totaled $2.378 billion, a $90 million, or 4%, increase compared with the first nine months of 2002, reflecting the expenses recorded in the HR&IS sector discussed above; a lower pension credit; higher medical and other benefits expense; higher professional, legal and other purchased services and the translation impact of a weaker dollar, which more than offset lower incentive expense and a $22 million expense reduction due to the formation of the ABN AMRO Mellon joint venture.

Income Taxes

The Corporation’s effective tax rate on income from continuing operations was approximately 31% for the third quarter of 2003, and approximately 31.5% for the first nine months of 2003 compared with approximately 33% for the full-year 2002. It is currently anticipated that the effective tax rate will be approximately 31.5% for the fourth quarter of 2003.

Business Sectors

The Corporation’s business sectors reflect its management structure, the characteristics of its products and services, and the classes of customers to which those products and services are delivered. The Corporation’s lines of business serve two major classes of customers -- high net worth individuals/families, and large institutional customers. Lines of business that offer similar or related products and services to common or similar customer decision makers have been aggregated into six core business sectors. In addition, Other Activity, as discussed further on page 19, consists of all activities not aggregated in the Corporation’s core business sectors. In the first quarter of 2003, the Corporation revised its capital allocations to the core sectors to better reflect the economic capital required for these businesses and in anticipation of an increase in required capital as proposed by the new Basel accord.

Mellon Reports Earnings

Oct. 21, 2003

Business Sectors - Quarterly data

(dollar amounts in millions, presented on an FTE basis)

Sector	Total Revenue			Income Before Taxes			Pre-tax Operating Margin
	3Q03	2Q03	3Q02	3Q03	2Q03	3Q02	3Q03		2Q03		3Q02
Asset Management:
Institutional Asset Management	$ 149	$ 142	$ 123	$ 28	$ 27	$ 11	19%		19%		9%
Mutual Funds	122	121	135	42	42	52	34		35		39
Private Wealth Management	133	132	131	57	59	64	43		45		49

Total Asset Management Group	404	395	389	127	128	127	32		32		33

Corporate & Institutional Services:
Asset Servicing	178	171	188	40	42	49	22		25		26
Human Resources & Investor Solutions	244	256	250	(50)	(2)	4	(20)		(1)		2
Treasury Services	215	213	217	87	93	100	40		44		46

Total Corporate & Institutional Services Group	637	640	655	77	133	153	12		21		23

Total Core Business Sectors	$1,041	$1,035	$1,044	$204	$261	$280	20%		25%		27%
Other Activity	31	19	8	31	7	14	N/	M	N/	M	N/	M

Consolidated Results	$1,072	$1,054	$1,052	$235	$268	$294	22%		25%		28%

Business Sectors - Year-to-date data

(dollar amounts in millions, presented on an FTE basis)

Sector	Total Revenue		Income Before Taxes		Pre-tax Operating Margin
	YTD03	YTD02	YTD03	YTD02	YTD03		YTD02
Asset Management:
Institutional Asset Management	$ 413	$ 401	$ 63	$ 63	15%		16%
Mutual Funds	365	421	129	168	35		40
Private Wealth Management	396	403	179	199	45		50

Total Asset Management Group	1,174	1,225	371	430	32		35

Corporate & Institutional Services:
Asset Servicing	518	562	124	159	24		28
Human Resources & Investor Solutions	750	797	(51)	43	(7)		5
Treasury Services	639	629	268	282	42		45

Total Corporate & Institutional Services Group	1,907	1,988	341	484	18		24

Total Core Business Sectors	$3,081	$3,213	$712	$914	23%		28%
Other Activity	66	41	50	(114)	N/	M	N/	M

Consolidated Results	$3,147	$3,254	$762	$800	24%		25%

N/M -- Not meaningful for this disclosure.

Mellon Reports Earnings

Oct. 21, 2003

Asset Management Group

The Corporation’s Asset Management Group consists of those lines of business which offer investment management and wealth management services to large corporations, institutional customers and high net worth individuals, aggregated into three business sectors -- Institutional Asset Management, Mutual Funds and Private Wealth Management. Institutional Asset Management is comprised of Mellon Institutional Asset Management (MIAM), which consists of a number of asset management companies offering a broad range of equity, fixed income, hedge and liquidity management products; and Mellon Global Investments (MGI), which distributes investment management products internationally. Mutual Funds consists of all the activities associated with the Dreyfus/Founders complex of mutual funds. Private Wealth Management provides investment management, wealth management, and comprehensive banking services for high net worth individuals, families, family offices, charitable gift programs, endowments, foundations, professionals and entrepreneurs.

Income before taxes for the Asset Management Group for the third quarter of 2003 compared with the second quarter of 2003 was down $1 million, as a 4% increase in fee revenue was offset by lower net interest revenue in the Private Wealth Management sector and a 3% increase in expenses. The increase in fee revenue resulted from higher trust and investment fees in all sectors primarily resulting from the higher equity markets and net new business. Investment management fees are primarily based on the market value of assets under management. As shown in the table on page 9, assets under management increased $13 billion from June 30, 2003, resulting from equity market appreciation and net inflows of long-term funds, partially offset by net outflows of money market assets. Equity market levels, as represented by the S&P 500 Index, increased 2% on a period end basis and 7% on an average basis compared with the quarter ended June 30, 2003. The Group’s expense increase primarily resulted from higher incentive expense.

Income before taxes for the Asset Management Group for the third quarter of 2003 compared with the third quarter of 2002 was unchanged, as a 4% increase in revenue was offset by a 6% increase in expenses. The increase in revenue primarily resulted from an increase in revenue in the Institutional Asset Management sector, primarily due to the impact of improved equity markets, and higher net interest revenue, partially offset by lower revenue in the Mutual Funds sector primarily resulting from a lower average level of institutional money market funds. Equity market levels, as represented by the S&P 500 Index, increased 22% on a period end basis and 12% on an average basis compared with the quarter ended Sept. 30, 2002. The increase in expenses primarily resulted from higher incentive expense in the Institutional Asset Management sector, as well as increased occupancy expense related to the build-out of wealth offices in the Private Wealth Management sector, which more than offset lower staff expense in the Mutual Funds sector.

Mellon Reports Earnings

Oct. 21, 2003

Corporate & Institutional Services Group

The Corporation’s Corporate & Institutional Services Group consists of those lines of business which offer trust and custody and related services, as well as services for investment managers; human resources consulting, outsourcing and investor services; and treasury-related services to large corporations, institutions and government and other not-for-profit entities. Those lines of business have been aggregated into three business sectors -- Asset Servicing, Human Resources & Investor Solutions (HR&IS) and Treasury Services. Asset Servicing includes institutional trust and custody and related services such as securities lending, investment management backoffice outsourcing, performance measurement, benefits disbursements, transition management, commission recapture, transfer agency, fund accounting and administration, web-based investment management software and foreign exchange and derivative products. The HR&IS sector reorganized around consolidated lines of business and the Mellon brand for retirement, employee benefits, investor solutions and human resources (HR) outsourcing. The sector provides consulting, outsourcing and administration services to design, build and operate end-to-end solutions in human resources and shareholder services that leverage scalable operations and technology. Treasury Services includes global cash management, credit products for large corporations, insurance premium financing, commercial real estate lending, corporate finance, securities underwriting and trading and activities of Mellon 1st Business Bank, National Association, in California.

Results for the Corporate & Institutional Services Group compared with the second quarter of 2003 reflect a 42% decrease in income before taxes, primarily resulting from the $51 million of expense recorded in the HR&IS sector discussed previously. Revenue decreased $3 million, or less than 1%, compared with the second quarter of 2003 as higher revenue in the Asset Servicing and Treasury Services sectors was more than offset by lower revenue in the HR&IS sector. Increased revenue in the Asset Servicing sector primarily resulted from higher foreign exchange revenue, partially offset by a seasonal decrease in securities lending fees and by lower net interest revenue. Increased revenue in Treasury Services was due to higher cash management fee revenue partially offset by lower net interest revenue. The revenue decrease in the HR&IS sector primarily reflects lower revenue relating to seasonal out-of-pocket expense reimbursements from clients. The Group’s expenses increased 11% compared with the second quarter of 2003 reflecting the $51 million of expenses in the HR&IS sector. Expenses increased less than 1% excluding these charges, as higher incentive and severance expenses were substantially offset by lower expense relating to seasonal out-of-pocket client reimbursable expenses in the HR&IS sector.

Results for the Corporate & Institutional Services Group for the third quarter of 2003 compared with the third quarter of 2002 reflect a 49% decrease in income before taxes, primarily resulting from the $51 million of expenses recorded in the HR&IS sector. In addition, revenue and expenses were impacted by the formation of the ABN AMRO Mellon global custody joint venture in the Asset Servicing sector. Excluding the impact of this joint venture, revenue in this Group decreased less than 1% compared with the third quarter of 2002, as higher revenue in the Asset Servicing sector was more than offset by lower revenue in the HR&IS and Treasury sectors. Increased revenue in the Asset Servicing sector primarily resulted from net new business and higher net interest revenue partially offset by a slowdown in spending for professional and license fees for software products offered by Eagle Investment Systems. Revenue decreased 2% in the HR&IS sector primarily due to the loss of revenues from former Unifi Network customers that had indicated their decision to terminate business prior to the close of the Unifi Network acquisition in 2002. Revenue decreased 1% in the Treasury Services sector primarily due to lower net interest revenue from lower loan levels. Excluding the impact of the ABN AMRO joint venture and the $51 million of expenses in the HR&IS sector, expenses in this Group increased 3% compared with the third quarter of 2002 reflecting higher expense in the Asset Servicing sector in support of new business growth and development around enhancements to existing products, and higher severance and other expense in the Treasury Services sector.

Mellon Reports Earnings

Oct. 21, 2003

Other Activity

Other Activity includes results for large ticket leasing, which is in a runoff mode, and certain lending relationships that are part of the Corporation’s business exits strategy; the results of Mellon Ventures, the Corporation’s venture capital group; and business activities or utilities, including Corporate Treasury, that are not separate lines of business or have not been fully allocated for management reporting purposes to the core business sectors.

In accordance with the Corporation’s management accounting reporting practices, credit quality expense (revenue) in Other Activity represents the Corporation’s provision for credit losses in excess of net charge-offs recorded in the core business sectors. Credit quality expense (revenue) for the core business sectors is presented on a net charge-off basis and totaled $1 million in the third quarter of 2003. When a determination is made that a borrowing arrangement does not meet the Corporation’s relationship strategy criteria, it is moved to business exits in Other Activity and managed under an exit strategy. Any subsequent credit quality expense (revenue) is reported in Other Activity and not in the core business sectors. The Corporation’s business exits strategy is to exit all credit relationships for which a broad fee-based relationship resulting from the cross-sale of the Corporation’s fee-based services does not exist, or for which the customer does not meet the Corporation’s credit quality criteria. The loans and leases transferred to this classification include the Corporation’s large ticket lease portfolio, which was principally transaction based; selected types of loans which were also transaction based (leveraged loans, project financings); and loans to companies where a broad fee-based relationship does not exist or for which the customer does not meet the Corporation’s credit quality criteria. The Corporation will not renew its credit relationship with such companies when the respective contractual commitment periods end. The Corporation may consider selling remaining commitments on a case-by-case basis as opportunities arise.

Included in Other Activity is $18 million and $21 million of gains from the sale of mortgage-backed securities in the third quarter and second quarter of 2003, respectively. In addition, the third quarter of 2003 included write-downs on lease residuals, as well as net gains from venture capital activities of $2 million. Venture capital activities generated a net loss of $13 million in the second quarter of 2003. Results for the third quarter of 2002 included $28 million of net losses on venture capital investments. Also included in Other Activity for the third quarter of 2002 was $28 million of gains from the sale of mortgage-backed securities.

Unfunded Commitments To Extend Credit - By Industry Sector

Unfunded commitments to extend credit totaled $16.7 billion at Sept. 30, 2003, a $478 million, or 3%, reduction compared with June 30, 2003. Excluding $524 million of new seasonal unfunded commitments to state and local governments, which will expire by Dec. 31, 2003, unfunded commitments decreased $1.0 billion compared with June 30, 2003. This decrease in part resulted from the Corporation’s actions to exit credit relationships for which a broad fee-based relationship resulting from the cross-sale of fee-based services does not exist, or for which the customer does not meet the Corporation’s credit quality criteria.

Mellon Reports Earnings

Oct. 21, 2003

Unfunded commitments to extend credit at Sept. 30, 2003 (dollar amounts in millions)

	Unfunded commitments to extend credit
	Number of customers (b)	Commitments (a)		Investment grade (c)	Commitment expiration		Memo: Loans (a)
Industry sector (a)					<1 year	>1 year
Large corporate:
Insurance	39	$ 1,680		100%	$ 990	$ 690	$ 43
Financial institutions	27	1,600		100%	1,216	384	46
Captive finance companies	11	899		97%	720	179	26
Electric and gas utilities	49	1,138		99%	732	406	132
Services	29	897		99%	597	300	48
Energy	26	843		98%	384	459	26
Investment management companies	25	812		100%	709	103	76
Cable/media	20	633		90%	172	461	143
Chemicals	20	571		91%	251	320	41
Electrical and electronic equipment	14	565		95%	234	331	33
State and local government (d)	26	529		99%	529	-	16
All other	152	5,271		94%	2,262	3,009	721

Total commercial and financial - large corporate	438	$15,438	(e)	96%	$8,796	$6,642	$1,351	(e)
Total commercial and financial - other (f)	1,293	623	(e)	49%	479	144	2,196	(e)

Total (g)	1,731	$16,061		95%	$9,275	$6,786	$3,547
Commercial real estate	194	359		59%	114	245	2,168
Personal	N/M	244		N/M	122	122	1,508

Total	N/M	$16,664		N/M	$9,511	$7,153	$7,223

Memo:
Credit default swaps		$ 371	(h)				$ 17	(h)

(a)	The industry sectors shown are those that comprise $500 million or more of unfunded commercial and financial commitments. Amounts are preliminary.
(b)	Number of customers represents those customers with available commitments.
(c)	Investment grade commitments are those where the customer has a Moody’s long-term rating of Baa3 or better, and/or a Standard and Poor’s long-term rating of BBB- or better, or if unrated, has been assigned an equivalent rating using the Corporation’s internal risk rating. The percentages in the table are based upon the dollar amounts of investment grade commitments as a percentage of the related dollar amount of commitments for each industry sector.
(d)	Includes $524 million of seasonal unfunded commitments that will expire by Dec. 31, 2003.
(e)	As of Sept. 30, 2003, approximately $350 million of commercial loans made to individuals for commercial purposes are reported as “commercial and financial - other.” Previously, these loans were reported as “commercial and financial - large corporate.” In addition, approximately $90 million of unfunded commitments were similarly reclassified.
(f)	Includes commitments originated by Mellon Florida ($85 million) and Mellon 1st Business Bank, National Association ($450 million).
(g)	Includes commercial and financial, lease finance and international commitments.
(h)	Credit exposure has been hedged by purchasing $410 million of credit default swaps in the following industry sectors: insurance, $60 million; electrical and electronic equipment, $56 million; services, $30 million; chemicals, $26 million; and all other $238 million. The $410 million of credit default swaps includes $22 million of swaps related to letters of credit, which are not shown in the table above. Amounts shown in the industry sector details have not been reduced by the amounts of credit default swaps.
N/M	-- Not meaningful for this disclosure.

Mellon Reports Earnings

Oct. 21, 2003

Nonperforming Assets

(dollar amounts in millions)	Sept. 30, 2003		June 30, 2003	Dec. 31, 2002	Sept. 30, 2002

Nonperforming loans:
Commercial and financial	$60		$57	$54	$55
Personal	2		3	3	5
Commercial real estate	-		-	-	7

Total nonperforming loans	62		60	57	67
Total acquired property	1		1	2	2

Total nonperforming assets	$63		$61	$59	$69

Nonperforming loans as a percentage of total loans	.86%		.77%	.68%	.72%
Nonperforming assets as a percentage of total loans and net acquired property	.87%		.79%	.70%	.74%
Nonperforming assets as a percentage of Tier I capital plus the reserve for loan losses	2.48%	(a)	2.51%	2.66%	3.14%

(a)	Preliminary.

The $2 million increase in nonperforming assets compared with June 30, 2003, resulted primarily from the addition to nonperforming status of a $9 million loan to an energy company, primarily offset by loan sales and repayments. The remaining portion of a $100 million loan to WorldCom, Inc. was sold in the third quarter of 2003 resulting in a $4 million reduction of nonperforming loans and a credit recovery of $3 million. The $6 million decrease compared to Sept. 30, 2002, primarily resulted from lower commercial real estate nonperforming loans. Of the $63 million balance of total nonperforming assets at Sept. 30, 2003, $36 million was to a California-based electric and natural gas utility company that voluntarily filed for Chapter 11 bankruptcy protection in the second quarter of 2001, $11 million was to a cable television operator, $9 million was to an energy company and $7 million consisted of various smaller loans and acquired assets.

Mellon Reports Earnings

Oct. 21, 2003

Provision and Reserve for Credit Exposure

	Quarter ended			Nine months ended
(dollar amounts in millions)	Sept. 30, 2003	June 30, 2003	Sept. 30, 2002	Sept. 30, 2003	Sept. 30, 2002

Reserve for loan losses:
Balance at beginning of period	$113	$114	$ 242	$127	$ 96
Net credit recoveries (losses) (a)	2	(2)	(115)	(2)	(125)
Net change in reserves from transfers and other activity	-	-	-	-	12
Provision for loan losses	(5)	1	-	(15)	144

Balance at end of period	$110	$113	$ 127	$110	$127

Reserve for unfunded commitments:
Balance at beginning of period	$ 66	$ 64	$ 51	$ 52	$ 42
Loss on sale of commitments	-	-	(1)	(3)	(1)
Net change in reserves from transfers and other activity	-	-	-	-	(11)
Provision for unfunded commitments	5	2	2	22	22

Balance at end of period	$ 71	$ 66	$ 52	$ 71	$ 52

Total reserve for credit exposure	$181	$179	$ 179	$181	$ 179

Reserve for loan losses:
As a percentage of total loans (b)	1.52%	1.46%	1.36%
As a percentage of nonperforming loans (b)	178%	189%	188%

Annualized net credit (recoveries) losses to average loans	(.12)%	.11%	4.64%	.03%	1.75%

(a)	Includes write-downs resulting from loan sales. Substantially all of the net credit losses/recoveries relate to commercial and financial loans.
(b)	At period end.

The total reserve for credit exposure increased $2 million, to $181 million, compared with $179 million at June 30, 2003. This increase reflects net credit recoveries of $2 million during the quarter, primarily resulting from the $3 million recovery from the sale of the remaining portion of the loan to WorldCom, Inc. There was no net provision for credit losses in the third quarter of 2003, compared with $3 million in the second quarter of 2003 and $2 million in the third quarter of 2002. The provision for credit losses of $166 million in the first nine months of 2002 was recorded in large part for credit exposure related to customers that had been associated with allegations of accounting irregularities. The reserve for loan losses as a percentage of total loans increased to 1.52% at Sept. 30, 2003, up from 1.46% at June 30, 2003, and 1.36% at Sept. 30, 2002, reflecting the $469 million and $2.1 billion reduction in loans compared with June 30, 2003, and Sept. 30, 2002, respectively.

Mellon Reports Earnings

Oct. 21, 2003

Selected Capital Data

(dollar amounts in millions, except per share amounts; common shares in thousands)	Sept. 30, 2003		June 30, 2003	Dec. 31, 2002	Sept. 30, 2002

Total shareholders’ equity	$ 3,660		$ 3,624	$ 3,395	$ 3,325
Total shareholders’ equity to assets ratio	11.11%		9.31%	9.37%	9.50%

Tangible shareholders’ equity	$ 1,929		$ 1,908	$ 1,681	$ 1,663
Tangible shareholders’ equity to assets ratio (a)	6.18%		5.13%	4.87%	4.99%

Tier I capital ratio	8.8%	(b)	7.87%	7.87%	7.75%
Total (Tier I plus Tier II) capital ratio	13.9%	(b)	12.42%	12.48%	12.29%
Leverage capital ratio	7.7%	(b)	7.24%	6.55%	6.48%

Book value per common share	$ 8.51		$ 8.42	$ 7.88	$ 7.72
Tangible book value per common share	$ 4.48		$ 4.43	$ 3.90	$ 3.86

Closing common stock price per share	$ 30.14		$ 27.75	$ 26.11	$ 25.93
Market capitalization	$12,967		$11,950	$11,248	$11,174
Common shares outstanding	430,232		430,616	430,782	430,941

(a)	Shareholders’ equity plus minority interest less goodwill and intangible assets divided by total assets less goodwill and intangible assets. Minority interest totaled $11 million, $13 million, $17 million and $22 million, respectively. The amount of goodwill and intangible assets subtracted from shareholders’ equity and total assets is net of the tax benefit. Tax benefits related to tax deductible goodwill and intangible assets totaled $459 million, $451 million, $448 million and $416 million, respectively.
(b)	Preliminary.

The Corporation’s improved capital ratios at Sept. 30, 2003, compared with June 30, 2003, reflect a lower level of period-end assets at Sept. 30, 2003, and the effect of earnings retention, offset in part by the impact of common stock repurchases, net of reissuances. The Tier I and Total capital ratios were impacted by the guarantee provided to the ABN AMRO Mellon custody joint venture for securities lending activity, which at Sept. 30, 2003, resulted in lower Tier I and Total capital ratios of approximately 105 basis points and 165 basis points, respectively.

During the third quarter of 2003, 1.7 million shares of common stock were repurchased at a purchase price of $54 million for an average share price of $30.97. Share repurchases in the first nine months of 2003 totaled 5.2 million shares at a purchase price of $140 million for an average share price of $26.85, which more than offset reissuances of 4.8 million shares, primarily for employee benefit plan purposes. At Sept. 30, 2003, an additional 21.8 million common shares were available for repurchase under a repurchase program authorized by the Board of Directors in October 2002.

Mellon Reports Earnings

Oct. 21, 2003

Discontinued Operations

In 2002, the Corporation exited all lines of business serving two defined major classes of customers – retail consumer and small business/middle market customers. The financial results of these businesses are reported as discontinued operations. Following the dispositions, the Corporation’s remaining lines of business serve two defined major classes of customers – high net worth individuals/families and large institutional customers.

In accordance with generally accepted accounting principles, earnings of the discontinued businesses are shown separately in the income statement for all periods presented, where applicable. All information in this earnings release reflects continuing operations, before the cumulative effect of a change in accounting principle recorded in the first quarter of 2003, unless otherwise noted. Because the lines of business included in discontinued operations were discrete lines of business serving classes of customers no longer served by the Corporation’s continuing lines of business, the disposition of these businesses has no material impact on continuing operations going forward. After-tax gains of $28 million were recorded in the third quarter of 2003 primarily relating to an income tax benefit of $20 million based on the determination of the tax deductibility of a consolidated loss, relating to the sale of Dreyfus Brokerage Services, previously reported in discontinued operations in the fourth quarter of 2001, as well as the favorable resolution of estimates made at the time of the disposition of other discontinued businesses. After-tax gains of $2 million were recorded in the second quarter of 2003 and $5 million in the third quarter of 2002, primarily resulting from favorable resolution of estimates made at the time of disposition of the discontinued businesses.

Cumulative Effect Of A Change In Accounting Principle

On Jan. 1, 2003, the Corporation adopted SFAS No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143 requires an entity to record a liability for an obligation associated with the retirement of an asset and for certain lease transaction obligations at the time the liability is incurred by capitalizing the cost and depreciating it over the remaining useful life of that asset. The initial application of SFAS No. 143 was reported as a cumulative effect of a change in accounting principle in the income statement. The Corporation recognized a one-time after-tax charge of $7 million, or $.01 per share (pre-tax cost of $11 million), in the first quarter of 2003, for the establishment of a liability for obligations to restore leased facilities, principally outside the U.S., to their original condition at the end of the leases. The annual ongoing impact of this accounting standard, based on leases presently in effect, is an increase in occupancy expense of approximately $2 million pre-tax. The pro forma effect on prior periods of the adoption of this statement would not have been material to either the income statement or balance sheet.

Mellon Reports Earnings

Oct. 21, 2003

CONDENSED CONSOLIDATED INCOME STATEMENT

Mellon Financial Corporation

	Quarter ended			Nine months ended
(in millions, except per share amounts)	Sept. 30, 2003	June 30, 2003	Sept. 30, 2002	Sept. 30, 2003	Sept. 30, 2002

Noninterest revenue
Trust and investment fee revenue	$707	$717	$710	$2,106	$2,253
Cash management revenue	98	74	72	247	211
Foreign exchange revenue	42	28	44	108	116
Securities trading revenue	13	4	14	22	24
Financing-related revenue	30	38	34	100	106
Equity investment revenue	3	(18)	(23)	(12)	(7)
Other revenue	13	10	5	29	19

Total fee and other revenue	906	853	856	2,600	2,722
Gains on sales of securities	18	21	28	50	28

Total noninterest revenue	924	874	884	2,650	2,750
Net interest revenue
Interest revenue	219	260	268	731	812
Interest expense	85	96	112	277	348

Net interest revenue	134	164	156	454	464
Provision for credit losses	-	3	2	7	166

Net interest revenue after provision for credit losses	134	161	154	447	298
Operating expense
Staff expense	498	460	440	1,411	1,374
Professional, legal and other purchased services	109	109	105	310	282
Net occupancy expense	68	65	63	197	186
Equipment expense	70	50	51	174	160
Business development	27	26	32	78	98
Communications expense	24	29	25	80	83
Amortization of intangible assets	5	4	3	14	10
Other expense	36	40	37	114	95

Total operating expense	837	783	756	2,378	2,288

Income
Income from continuing operations before income taxes and cumulative effect of accounting change	221	252	282	719	760
Provision for income taxes	68	79	96	226	257

Income from continuing operations before cumulative effect of accounting change	153	173	186	493	503
Cumulative effect of accounting change, net of tax	-	-	-	(7)	-

Income from continuing operations	153	173	186	486	503
Discontinued operations:
Income from operations after tax	-	-	-	-	3
Net gain on disposals after tax	28	2	5	31	10

Income from discontinued operations (net of applicable tax (credit)/expense of $(16), $1, $3, $(14) and $7)	28	2	5	31	13

Net income	$181	$175	$191	$ 517	$ 516

Earnings per share
Basic:
Income from continuing operations before cumulative effect of accounting change	$ .37	$ .40	$ .43	$ 1.15	$ 1.15
Cumulative effect of accounting change	-	-	-	(.02)	-

Continuing operations	$ .37	$ .40	$ .43	$ 1.14 (a)	$ 1.15
Net income	$ .43	$ .41	$ .44	$ 1.21	$ 1.18

Diluted:
Income from continuing operations before cumulative effect of accounting change	$ .36	$ .40	$ .43	$ 1.14	$ 1.14
Cumulative effect of accounting change	-	-	-	(.01)	-

Continuing operations	$ .36	$ .40	$ .43	$ 1.13	$ 1.14
Net income	$ .42	$ .41	$ .44	$ 1.20	$ 1.17

(a) Amounts do not foot due to rounding.

Mellon Reports Earnings

Oct. 21, 2003

CONDENSED CONSOLIDATED BALANCE SHEET

Mellon Financial Corporation

(dollar amounts in millions)	Sept. 30, 2003	Dec. 31, 2002	Sept. 30, 2002

Assets
Cash and due from banks	$ 2,619	$ 2,728	$ 4,050
Money market investments	3,343	4,160	2,278
Trading account securities	569	792	741
Securities available for sale	10,225	11,054	9,287
Investment securities (approximate fair value of $374, $548, and $614)	361	527	590
Loans	7,223	8,438	9,351
Reserve for loan losses	(110)	(127)	(127)

Net loans	7,113	8,311	9,224
Premises and equipment	675	704	708
Goodwill	2,097	2,065	1,974
Other intangibles	104	114	126
Other assets	5,847	5,776	6,025

Total assets	$32,953	$36,231	$35,003

Liabilities
Deposits	$18,843	$22,657	$22,080
Short-term borrowings	2,501	1,569	1,896
Other liabilities	2,637	3,069	2,462
Notes and debentures (with original maturities over one year)	4,269	4,493	4,199
Trust-preferred securities	1,043	1,048	1,041

Total liabilities	29,293	32,836	31,678

Shareholders’ equity
Common stock – $.50 par value
Authorized – 800,000,000 shares, Issued – 588,661,920 shares	294	294	294
Additional paid-in capital	1,895	1,886	1,881
Retained earnings	5,822	5,514	5,406
Accumulated unrealized gain, net of tax	10	41	79
Treasury stock of 158,429,780; 157,880,343; and 157,721,416 shares at cost	(4,361)	(4,340)	(4,335)

Total shareholders’ equity	3,660	3,395	3,325

Total liabilities and shareholders’ equity	$32,953	$36,231	$35,003